Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:  Louis Adams, Media Relations                                      Hil Davis, Investor Relations
                    (972) 770-4967                                                                   (972) 770-7228

BRINKER INTERNATIONAL REPORTS FOURTH QUARTER EARNINGS

 DALLAS (Aug. 6, 2003) - Dallas-based Brinker International, Inc. (NYSE - EAT), a leader in the casual dining industry, reported earnings per share of $0.40 for the company's fourth quarter ended June 25, 2003. Brinker has entered into negotiations to sell its Cozymel's brand; as a result, the Company included in net income asset impairment charges totaling $15.1 million. The Company expects the transaction to close during the second quarter of its 2004 fiscal year.

Net income for the fourth quarter of fiscal 2003 was $40.2 million or $0.40 diluted earnings per share as compared to $44.3 million or $0.44 per share reported for the same quarter of fiscal 2002. Exclusive of the eatZi's charge ($0.06 per share) and the Cozymel's charge ($0.15 per share) recorded in the fourth quarter of fiscal 2002 and 2003, respectively, earnings per share increased 12.0 percent to $0.56 from $0.50.

Brinker reported fourth quarter revenues for the 13-week period of $876.2 million, an increase of 11.9 percent compared with the $782.9 million reported for the same period in fiscal 2002.  These revenue gains were driven by a combination of 10.1 percent capacity gains and a 2.1 percent increase in comparable store sales for all Brinker concepts.  By brand, quarterly comparable store sales increased 2.7 percent at Chili's, 1.6 percent at Macaroni Grill, 1.5 percent at On The Border and 1.1 percent at Maggiano's.

Revenues for the 52 weeks of fiscal 2003 rose 13.8 percent to $3,285.4 million from $2,887.1 million reported in fiscal 2002.  Net income for the 52-week period was $168.6 million or $1.70 diluted earnings per share.

For the four-week period ending June 25, 2003, comparable store sales increased 2.8 percent.  June comparable store sales for the four core brands were as follows:

	June FY'03	June FY'02
Chili's	3.1%	2.9%
Macaroni Grill	2.4%	-3.5%
On The Border	2.3%	0.3%
Maggiano's	4.1%	5.1%

Comparable store sales included price increases of 1.1 percent for Brinker International, 1.5 percent at Chili's, 0.5 percent at Macaroni Grill, 0.4 percent at On The Border and a price decrease of 0.3 percent at Maggiano's. Product mix-shift was positive 0.8 percent for Brinker International, positive 1.2 percent at Chili's, positive 0.6 at Macaroni Grill, negative 1.3 percent at On The Border and positive 0.5 percent at Maggiano's.

For the five-week period ending July 30, 2003, comparable store sales increased 1.1 percent.  July comparable store sales for the four core brands were as follows:

July FY'04

July FY'03

Chili's	0.6%	1.0%
Macaroni Grill	0.9%	-3.5%
On The Border	2.8%	-2.0%
Maggiano's	4.7%	0.6%

Comparable store sales included price increases of 1.1 percent for Brinker International, 1.5 percent at Chili's, 0.7 percent at Macaroni Grill, 0.4 percent at On The Border and a price decrease of 0.2 percent at Maggiano's. Product mix-shift was flat for Brinker International, positive 0.1 percent at Chili's, positive 0.2 percent at Macaroni Grill, negative 1.3 percent at On The Border and negative 0.4 percent at Maggiano's.  The Company estimates that July results were negatively impacted by approximately 50 basis points due to the calendar shift of the Independence Day holiday from Thursday in 2002 to Friday in 2003.

Fiscal year 2004 will be a 53-week year.  The additional week is expected to add between $0.05 and $0.07 per share to earnings.  Including the additional week, the company anticipates fiscal year 2004 earnings to be $2.19 to $2.23.  Fiscal year 2004 estimates are based on expectations of capacity growth of approximately 10 percent and comparable store sales growth in the 1 to 3 percent range.

Brinker's initial estimate for first quarter fiscal 2004 earnings per share is $0.45 to $0.47 based on lower July Chili's sales, higher year-over-year pre-opening expenses and costs related to the Cozymel's sale.  First quarter estimates are based on expectations of capacity growth of approximately 10 percent and comparable store sales growth in the 1 to 2 percent range.  The Company noted earnings for the first quarter of 2003 had a $0.02 benefit from insurance gains included in its operating results.

The Company continues to be active in its share repurchase program, acquiring approximately 330,000 shares and 2.2 million shares during the fourth quarter and fiscal 2003, respectively.  At the end of the quarter, approximately $118 million was available under the company's share repurchase program.

Investors and interested parties are invited to listen to today's conference call as management will provide further details of the quarter and an outlook for future periods.  The call will be broadcast live at the following Web site address: "http://www.corporate ir.net/ireye/ir_site.zhtml?ticker=EAT&script=1010&item _id=768561"> http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=EAT&script= 1010&item_id=768561 at 10 a.m. CDT today (Aug. 6).  For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on the Brinker Web site (www.brinker.com) until the end of the day Aug. 11, 2003.

At the end of fiscal 2003, Brinker International either owned, operated, franchised, or was involved in the ownership of 1,402 restaurants under the names Chili's Grill & Bar (900 units), Romano's Macaroni Grill (202 units), On The Border Mexican Grill & Cantina (133 units), Maggiano's Little Italy (25 units), Cozymel's Coastal Grill (16 units), Corner Bakery Cafe (88 units), Big Bowl Asian Kitchen (18 units), and Rockfish Seafood Grill (20 units).

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, the impact of competition, the seasonality of the company's business, adverse weather conditions, future commodity prices, fuel and utility costs, governmental regulations, and inflation.

# # #

(EEAT)

BRINKER INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)
(Unaudited)

Thirteen Week Periods Ended Fifty-Two Week Periods Ended
	June 25,	June 26,	June 25,	June 26,
	2003	2002	2003	2002

Revenues	$ 876,216	$ 782,918	$ 3,285,394	$ 2,887,111

Operating Costs and Expenses:
Cost of sales	241,228	212,185	900,379	796,714
Restaurant expenses (1)	496,187	429,879	1,828,496	1,591,367
Depreciation and amortization	41,915	37,492	158,153	130,102
General and administrative	32,632	33,587	131,763	121,420
Total operating costs and expenses	811,962	713,143	3,018,791	2,639,603

Operating income	64,254	69,775	266,603	247,508

Interest expense	2,298	2,672	12,449	13,327
Other, net	1,160	526	567	2,332

Income before provision for income taxes	60,796	66,577	253,587	231,849
Provision for income taxes (2)	20,549	22,304	84,951	79,136

Net income	$ 40,247	$ 44,273	$ 168,636	$ 152,713

Basic net income per share	$ 0.41	$ 0.45	$ 1.74	$ 1.56

Diluted net income per share	$ 0.40	$ 0.44	$ 1.70	$ 1.52

Basic weighted average
shares outstanding	97,405	97,675	97,096	97,862

Diluted weighted average
shares outstanding	99,579	100,491	99,135	100,565

(1) Restaurant expenses include impairment charges totaling $20.3 million and $8.7 million in the fourth quarter of fiscal 2003 and fiscal 2002, respectively.
(2) Provision for income taxes includes tax benefits associated with the impairment charges totaling $5.2 million and $2.9 million in the fourth quarter of fiscal 2003 and fiscal 2002, respectively.

BRINKER INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 25,	June 26,
ASSETS	2003	2002
Total current assets	$ 166,467	$ 141,954
Net property and equipment	1,499,572	1,355,417
Total other assets	277,251	285,965
Total assets	$ 1,943,290	$ 1,783,336

LIABILITIES AND SHAREHOLDERS' EQUITY
Total current liabilities	$ 310,211	$ 302,220
Long-term debt, less current installments	353,785	426,679
Other liabilities	139,044	77,341
Total shareholders' equity	1,140,250	977,096
Total liabilities and shareholders' equity	$ 1,943,290	$ 1,783,336

   FOR ADDITIONAL INFORMATION, CONTACT:

HIL DAVIS
INVESTOR RELATIONS
(972) 770-7228
6820 LBJ FREEWAY
DALLAS, TEXAS 75240

BRINKER INTERNATIONAL, INC.
UNITS SUMMARY

	Total Units	Fourth Quarter Fiscal 2003	Total Units	Projected Openings
	Mar. 26, 2003	Net Activity	Jun. 25, 2003	Fiscal 2004

Company-Owned Units:
Chili's	677	16	693	72-75
Macaroni Grill	189	5	194	21-23
On The Border	115	(1)	114	4-5
Maggiano's	24	1	25	3-4
Cozymel's	15	1	16	-
Corner Bakery	81	4	85	5-8
Big Bowl	17	1	18	2-3
	1,118	27	1,145	107-118

JV/Franchise Units:
Chili's	203	4	207	20-24
Macaroni Grill	7	1	8	3-4
On The Border	19	-	19	0-1
Corner Bakery	3	-	3	-
Rockfish	20	-	20	4-6
	252	5	257	27-35

Total Units:
Chili's	880	20	900	92-99
Macaroni Grill	196	6	202	24-27
On The Border	134	(1)	133	4-6
Maggiano's	24	1	25	3-4
Cozymel's	15	1	16	-
Corner Bakery	84	4	88	5-8
Big Bowl	17	1	18	2-3
Rockfish	20	-	20	4-6
	1,370	32	1,402	134-153